THOMPSON PBE, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

     Consolidated Balance Sheets at September 30, 1996 and 1997............ F-2

     Consolidated Statements of Operations for each of the three years in the period ended September 30, 1997.............................. F-3

     Consolidated Statements of Stockholders' Equity for each
       of the three years in the period ended September  30, 1997.......... F-4

     Consolidated Statements of Cash Flows for each of the three years in the period ended September 30, 1997.............................. F-5

     Notes to Consolidated Financial Statements ........................... F-6

     Independent Auditors' Report .........................................F-19

                               THOMPSON PBE, INC.
                           CONSOLIDATED BALANCE SHEETS
                      (in thousands, except share amounts)


                                                                                       September 30,
                                                                                  1996           1997

ASSETS
Cash     .....................................................                 $   482          $  1,246
Accounts receivable, net of allowance for doubtful
  accounts of $1,018 (1996) and $1,436 (1997).................                  19,741            19,507
Inventory.....................................................                  31,440            26,788
Prepaid expenses and other current assets.....................                   4,505             3,646
Income tax refund receivable..................................                   1,435             1,287
Deferred income taxes.........................................                   1,485             2,239
                                                                              --------          --------
     Total current assets.....................................                  59,088            54,713
Property and equipment, net...................................                   7,430             8,067
Intangible assets.............................................                  57,403            60,318
Other assets..................................................                     263               344
Due from officers.............................................                     196               -
                                                                             ---------         ---------
TOTAL    .....................................................                $124,380          $123,442
                                                                              ========          ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term obligations......................                 $ 7,013           $ 8,385
Accounts payable..............................................                  13,280            26,563
Accrued expenses and other current liabilities................                   8,546             5,862
                                                                               -------          --------
     Total current liabilities................................                  28,839            40,810
Long-term obligations.........................................                  44,307            34,737
                                                                              --------          --------
     Total liabilities........................................                  73,146            75,547
                                                                              --------          --------

Commitments and contingencies.................................

Stockholders' equity:
     Preferred stock, par value $0.001 per share;  3,000,000 shares  authorized;
         none issued and outstanding.......
     Common stock, par value $0.001 per share;  25,000,000
         shares authorized; 8,692,438 (1996) and 8,645,084
         (1997) shares issued and outstanding.................                       9                 9
     Additional paid-in capital...............................                  61,479            61,129
     Accumulated deficit......................................                 (10,254)          (13,243)
                                                                             ---------         ---------
         Total stockholders' equity ..........................                  51,234            47,895
                                                                             ---------         ---------
TOTAL    .....................................................                $124,380          $123,442
                                                                              ========          ========


See accompanying notes to consolidated financial statements.

                                                THOMPSON PBE, INC.
                                       CONSOLIDATED STATEMENTS OF OPERATIONS
                                                  (in thousands)


                                                                          Year ended September 30,
                                                                    1995           1996            1997

Net sales.....................................................   $131,827       $178,139        $201,159
Cost of sales.................................................     82,562        113,210         132,099
                                                                  -------        -------        --------

Gross profit..................................................     49,265         64,929          69,060
                                                                  -------        -------        --------
Selling, general and administrative expenses..................     36,996         55,831          60,733
Depreciation..................................................      1,387          1,848           2,283
Amortization of  intangible assets............................      1,679          2,267           2,904
Interest expense..............................................      2,918          2,600           4,131
Charge in connection with sale, closure or
  consolidation of certain sites..............................                                     3,616
                                                                  -------        -------        --------

      Total...................................................     42,980         62,546          73,667
                                                                  -------        -------        --------

Income (loss) before provision for income
  taxes and extraordinary item................................      6,285          2,383          (4,607)
Provision (benefit) for income taxes..........................        805          1,310          (1,618)
                                                                  -------        -------        --------
Income (loss) before extraordinary item.......................      5,480          1,073          (2,989)
Extraordinary item - early extinguishment of debt.............       (445)
                                                                  -------        -------        --------

Net income (loss) ............................................    $ 5,035        $ 1,073        $ (2,989)
                                                                  =======        =======        =========



See accompanying notes to consolidated financial statements.

                               THOMPSON PBE, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      (in thousands, except share amounts)



                                                    Second Junior                         Third Junior                    Common
                                                   Preferred Stock                      Preferred Stock                   Stock
                                        ---------------------------------------  -----------------------------------   ------------
                                                                     Additional                          Additional
                                                         Par          Paid-in               Par           Paid-in
                                         Shares          value        Capital  Shares      Value          Capital         Shares


Balance,
September 30, 1994 ...............        150,000     $     2         $263     133,000    $     1     $       331       2,908,060
Issuance of common stock
  in initial public offering .....                                                                                      2,450,000
Class A Common Stock
  redemption premium .............
Exercise of Heller Warrant .......                                                                                        365,609
Recapitalization and
  conversion of preferred
  stock into common stock ........       (150,000)         (2)        (263)   (133,000)        (1)           (331)        622,600
Reclassification of deferred
  option compensation and capital
  charge arising
  from combination ...............
Exercise of stock options, net of
  retirement of
  outstanding stock ..............                                                                                         45,677
Issuance of warrants in connection
  with an acquisition ............
Tax effect of exercise
  of  options ....................
Net income .......................
                                          -------     -------         ----     -------    -------     -----------       ---------

Balance,
September 30, 1995 ...............             --          --           --          --         --              --       6,391,946
Issuance of common
 stock in secondary
 public offering .................                                                                                      2,271,475
Exercise of stock options ........                                                                                         29,017
Tax effect of exercise
  of  options ....................
Net income .......................
                                          -------     -------         ----     -------    -------     -----------       ---------

Balance,
September 30, 1996 ...............             --          --           --          --         --              --       8,692,438

Repurchase of common
 stock ...........................                                                                                        (63,700)
Exercise of stock options ........                                                                                         16,346
Tax effect of exercise
  of  options ....................
Net income (loss) ................
                                          -------     -------         ----     -------    -------     -----------       ---------

Balance,
September 30, 1997 ...............             --          $-         $ --          --         $-              $-       8,645,084
                                          =======     =======         ====     =======    =======     ===========       =========



                                               Common Stock
                                           -----------------------                   Capital
                                                        Additional     Deferred       Charge
                                             Par         Paid-In        Option         from        Accumulated
                                            Value        Capital     Compensation   Combination       Deficit           Total

Balance,
September 30, 1994 ...............        $        29    $    953    $     1,472    $      (614)    $   (16,362)    $   (13,925)
Issuance of common stock
  in initial public offering .....                  2      22,713                                                        22,715
Class A Common Stock
  redemption premium .............                         (1,000)                                                       (1,000)
Exercise of Heller Warrant .......                          3,740                                                         3,740
Recapitalization and
  conversion of preferred
  stock into common stock ........                (25)        622
Reclassification of deferred
  option compensation and capital
  charge arising
  from combination ...............                            858        (1,472)            614
Exercise of stock options, net of
  retirement of
  outstanding stock ..............
Issuance of warrants in connection
  with an acquisition ............                            100                                                           100
Tax effect of exercise
  of  options ....................                            291                                                           291
Net income .......................                                                                        5,035           5,035
                                          -----------    --------    -----------    -----------     -----------     -----------

Balance,
September 30, 1995 ...............                  6      28,277            --              --         (11,327)         16,956
Issuance of common
 stock in secondary
 public offering .................                  3      32,953                                                        32,953
Exercise of stock options ........                200                                                                       200
Tax effect of exercise
  of  options ....................                 49                                                                        49
Net income .......................                                                                        1,073           1,073
                                          -----------    --------    -----------    -----------     -----------     -----------

Balance,
September 30, 1996 ...............                  9      61,479            --              --         (10,254)         51,234

Repurchase of common
 stock ...........................                           (426)                                                         (426)
Exercise of stock options ........                             68                                                            68
Tax effect of exercise
  of  options ....................                              8                                                             8
Net income (loss) ................                                                                       (2,989)         (2,989)
                                          -----------    --------    -----------    -----------     -----------     -----------

Balance,
September 30, 1997 ...............           $      9    $ 61,129             $-             $-     $   (13,243)    $    47,895
                                          ===========    ========    ===========    ===========     ===========     ===========




See accompanying notes to consolidated financial statements.

                               THOMPSON PBE, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                         Year ended September 30,
                                                                     1995          1996           1997

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...........................................    $ 5,035        $ 1,073         $(2,989)
  Adjustments  to reconcile  net income (loss)
   to net cash provided by operating
   activities:
    Depreciation and amortization.............................      3,066          4,115           5,187
    Deferred income taxes.....................................     (1,629)           144            (754)
    Charge in connection with the sale, closure  or
      consolidation of certain sites..........................                                     3,616
    Extraordinary item - early extinguishment of debt.........        445
    Changes in operating assets and liabilities, net of
     effect of business acquisitions  (Note 12)...............     (4,194)        (6,749)         14,810
                                                                  -------       --------        --------

    Net cash provided by (used by) operating activities.......      2,723         (1,417)         19,870
                                                                  -------       --------        --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Net cash used in business acquisitions .....................    (23,241)       (22,086)         (4,443)
  Purchases of  property and equipment........................     (1,681)        (1,866)         (2,456)
  Increases in other assets...................................        (22)           (34)            (81)
                                                                  -------       --------        --------

    Net cash used in investing activities.....................    (24,944)       (23,986)         (6,980)
                                                                  -------       --------        --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) under revolving line
    of credit.................................................     (4,782)         5,476          (6,273)
  Net proceeds from sale of common stock......................     23,708         33,153              76
  Repayment of senior debt from offering proceeds.............                   (33,385)
  Issuance of long-term obligations ..........................     27,985         24,475           1,423
  Repayment of long-term obligations..........................    (13,131)        (4,202)         (6,765)
  Redemption of redeemable stock..............................    (10,704)
  Repurchase of common stock..................................                                      (426)
  Financing fees..............................................       (754)          (297)           (357)
  Decrease in notes receivable from shareholders .............                                       196
                                                                  -------       --------        --------

     Net cash provided by (used for) financing activities.....     22,322         25,220         (12,126)
                                                                  -------       --------        --------

Net increase (decrease) in cash...............................        101           (183)            764

Cash, beginning of year.......................................        564            665             482
                                                                  -------       --------        --------

Cash, end of year.............................................    $   665        $   482         $ 1,246
                                                                  =======       ========        ========


See accompanying notes to consolidated financial statements.

                               THOMPSON PBE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       Basis of Presentation and Acquisition by FinishMaster

    The Company is an aftermarket distributor of automotive paint and related supplies to the automotive collision repair industry. At September 30, 1997, the Company operated a total of 89 distribution sites and two warehouses located in eleven states. The Company is highly dependent on a small number of key suppliers. For its most recent fiscal year, the Company regularly served approximately 12,000 customers, none of which accounted for more than 1% of the Company's sales. The Company grants credit to substantially all of its customers.

     Contemporaneous with the closing of Thompson PBE, Inc.'s initial public offering on November 16, 1994, Thompson Capital Corporation reincorporated in the State of Delaware by merging with and into Thompson PBE, Inc. with Thompson PBE, Inc. as the surviving company (the "Reincorporation Merger"). Prior to the Reincorporation Merger, Thompson PBE, Inc. had no operations. References to Thompson PBE, Inc. ("Thompson") include the operations of the predecessor, Thompson Capital Corporation, unless the context indicates otherwise.

    Thompson raised approximately $25.1 million in gross proceeds (after payment of underwriting discounts) in its initial public offering which closed in November 1994. In that offering, Thompson issued and sold 2,450,000 shares of common stock (including the full 330,000 shares covered by the underwriters' overallotment option), and a selling stockholder sold 80,000 shares. The net proceeds from the offering received by Thompson were used to repay debt and retire its various classes of redeemable capital stock. The early extinguishment of debt arising from use of the offering proceeds resulted in a non-cash extraordinary charge in the amount of $445,000 related to the write-off of certain deferred financing fees. As a result of the reincorporation and recapitalization, only one class of common stock is authorized and outstanding.

    In October 1995, Thompson raised approximately $34.3 million in gross proceeds (after payment of underwriting discounts) in a secondary public offering. In that offering, Thompson issued and sold 2,271,475 shares of common stock (including the full 271,475 shares covered by the underwriters' overallotment option), and selling stockholders sold 1,178,525 shares. The net proceeds from the offering received by Thompson were used to repay senior debt.

Acquisition of the Company by FinishMaster

    On October 14, 1997, Thompson entered into an Agreement and Plan of Merger (the "Merger") with FinishMaster, Inc., an Indiana corporation ("FinishMaster") and FMST Acquisition Corporation, a Delaware corporation, a wholly-owned subsidiary of FinishMaster. In accordance with the terms of the Merger, FMST Acquisition Corporation commenced a tender offer to acquire all outstanding shares of Thompson common stock for $8.00 in cash per share. The Merger became effective on November 21, 1997 subsequent to the tender of the majority of outstanding Thompson common stock. Immediately subsequent to the effective date of the Merger, FMST Acquisition Corporation was merged into Thompson, which continued as the surviving corporation.

    Each share of Thompson common stock issued and outstanding immediately prior to the effective time, by virtue of the Merger and without any action on the part of the holder thereof, was converted into the right to receive cash of $8.00 per share. Immediately prior to the effective time, each holder of a then-outstanding stock option issued pursuant to the Company's Stock Option Plans, whether or not then presently vested and exercisable, and which had an exercise price of less than $8.00 per share, received a cash payment equal to the difference between the exercise price per share and the tender offer amount of $8.00 per share. At the effective time of the Merger, all other options issued under the Company's stock option plans were cancelled, and ceased to exist.

    On November 21, 1997, Thompson filed with the Securities and Exchange Commission Form 15, Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934. Concurrently, trading of Thompson PBE, Inc. under the stock symbol "THOM" on the Nasdaq National Market was terminated.

    Concurrent with the the acquisition of the Company by FinishMaster, all amounts then outstanding under the 1995 Credit Agreement with Heller Financial, Inc. as agent and lender were repaid, and the agreement terminated. Financing of the Company and its operations subsequent to November 21, 1997 was through FinishMaster's Credit Agreement with NBD Bank, N.A., in its capcacity as contractual representative for itself and other lenders.

                               THOMPSON PBE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



2.       Summary of Significant Accounting Policies

    Principles of Consolidation - The accompanying consolidated financial statements include the accounts of Thompson PBE, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

    Change of Fiscal Year - The Company changed its fiscal year end from September 30 of each year to a 52/53 week fiscal year that ends on the Saturday closest to September 30 of each year. The change became effective for the 1997 fiscal year which began on October 1, 1996 and which ended on September 27, 1997. For simplicity of presentation, the Company has described the period ended September 27, 1997 as the fiscal year ended September 30, 1997.

    Inventory - Inventory is stated at the lower of weighted average cost or market. Inventory consists of the direct costs of goods purchased for resale.

    Intangible Assets - Intangible assets are recorded at cost and are amortized using the straight-line method over their estimated useful lives of 2.5 years for covenants not to compete and prepaid consulting fees and 15-30 years for goodwill. The recoverability of goodwill attributable to the Company's acquisitions is analyzed annually based on actual and projected levels of profitability of the locations acquired on an undiscounted basis. Debt issuance costs are amortized using the straight-line method over the term of the related debt.

    Property and Equipment - Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the related assets. Useful lives range from three to seven years for vehicles, furniture, fixtures and equipment. Leasehold improvements are amortized over the lesser of the useful life of the asset or the remaining lease term.

    Revenue Recognition - The Company recognizes revenues from product sales at the time of delivery.

    Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The ultimate resolution of such estimates and assumptions may vary from the estimates and assumptions used in the preparation of financial statements.

    Concentration of Credit Risk - The Company's financial instruments that are exposed to credit risk consist primarily of accounts receivable. Concentration of credit risk with respect to accounts receivable is generally diversified due to the large number of entities composing the Company's customer base and their geographic dispersion. The Company grants credit to substantially all of its customers, performs ongoing credit evaluations of its customers' financial condition and maintains an allowance for potential credit losses.

    Fair Value of Financial Instruments - The Company's financial instruments consist primarily of accounts receivable and payable, and debt instruments. The carrying values of all financial instruments, other than debt instruments, are representative of their fair values due to their short term maturities. The carrying values of the Company's debt instruments are considered to approximate their fair values because the interest rates of the majority of these instruments are based on variable reference rates.

                               THOMPSON PBE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2.       Summary of Significant Accounting Policies  (Continued)

    Recent Accounting Pronouncements - In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123, Accounting for Stock Based Compensation. This statement requires the determination of compensation expense equal to the fair value of the option grant to be estimated, using accepted option pricing formulas, when the option is granted. The computed fair value of option grants to non-employees must be amortized over the vesting period of the option. The effects of amortizing the computed fair value of option grants to employees may either be charged to the statement of operations or set forth as pro forma information in the footnotes to the financial statements, depending on the method elected by the Company upon adoption of the standard. As described in
Note 1, Acquisition by FinishMaster, all stock options oustanding at November 21, 1997 ceased to exist. See Note 10, "Stock Option Plans." The pro forma effect of adopting the disclosure requirements of the pronouncement would not have a material effect on the financial statements in fiscal years 1996 or 1997.

    In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long- Lived Assets To Be Disposed Of" which requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected undiscounted future cash flows from the use of the asset is less than the carrying amount of the asset, an impairment loss is recognized. The impairment loss is measured based on the fair value of the assets. The Company adopted SFAS No. 121 in the first quarter of its fiscal year ending September 27, 1997. The effect of adoption did not have a material effect on the consolidated financial statements.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, Reporting for Comprehensive Income and No. 131, Disclosures about Segments of an Enterprise and Related Information. This statement is effective for financial statements issued for periods ending after December 15, 1997. The Company has not yet analyzed the impact of adopting these statements.


3.       Business Acquisitions

    The Company's acquisition strategy is to continue to make add-on acquisitions to augment its Southeast Division (comprised of its operations in Alabama, Florida, and Georgia), Southern California Division, Northern California Division, Rocky Mountain Division (comprised of its Arizona and Colorado operations), Mid-Atlantic Division (comprised of its North Carolina, South Carolina and Virginia operations) and Northeast Division (comprised of its operations in Massachusetts and Connecticut) and to capitalize on opportunities to enter new geographic markets. Since its inception in May 1989, the Company has made a total of 54 acquisitions, including 4 acquisitions during the fiscal year ended September 30, 1997. These acquisitions were accounted for in accordance with the purchase method, and accordingly, the purchase consideration has been allocated first to the fair value of identifiable assets acquired and liabilities assumed, and the remaining amounts allocated to goodwill. The following table summarizes the acquisition transactions of the Company in each of the periods presented (in thousands):

                               THOMPSON PBE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


3.       Business Acquisitions (continued)

                                                                        Year Ended September 30,
                                                                    1995          1996           1997
Net assets acquired..........................................    $11,313        $10,512          $1,862
Goodwill and covenants not to compete........................     22,529         24,080           4,620
                                                                 -------        -------          ------
                                                                  33,842         34,592           6,482
Less liabilities assumed.....................................      4,322          4,735             870
                                                                 -------        -------          ------
Purchase price...............................................     29,520         29,857           5,612
Seller acquisition debt......................................      6,279          7,771           1,169
                                                                 -------        -------          ------
Purchase price net of acquisition debt.......................    $23,241        $22,086          $4,443
                                                                 =======        =======          ======

Number of acquisitions.......................................         16             14               4


    In connection with certain of the Company's fiscal year 1996 acquisitions, the Company agreed to pay a total of approximately $3,700,000 of contingent consideration to the former owners of the businesses acquired. The amount of consideration will be dependent upon the acquired companies retention of sales, as defined, for specified periods subsequent to the closing of the acquisitions and achievement of other specified objectives.

    The following table sets forth the unaudited pro forma results of operations for each period in which acquisitions occurred as if the acquisitions were consummated at the beginning of the preceding period. The unaudited pro forma results of operations data gives effect to the Company's acquisitions during the fiscal years ended September 30, 1997 and 1996, and also gives effect to certain acquisitions during the fiscal year ended September 30, 1995, including the acquisition of the stock of Arnold Paint Company and its subsidiary, the acquisition of substantially all of the assets of SEV Corporation, and to other asset acquisitions, consisting of D & S Auto Color, Inc., Border Paint & Supply, Inc., Auto Paint Specialties, Inc., Refinishers Supply and Equipment, Inc. and F.A. Heckendorf. Additional acquisitions made by the Company since October 1, 1994 are either already reflected in the historical statement of operations of the Company or were not significant. The unaudited pro forma results of operations data consists of the historical results of the Company as adjusted to give effect to (i) a decrease in selling, general and administrative expenses for amounts of compensation paid to former owners or employees of acquired businesses who are no longer employed by the Company; (ii) amortization of the excess of purchase price over net assets acquired; and (iii) the interest expense attributable to debt incurred to finance the acquisitions net of the reduction of interest expense attributable to debt and other liabilities that were not assumed by the Company. The unaudited pro forma results of operations do not purport to represent what the Company's actual results of operations would have been had such transactions in fact occurred on such dates.

                                                                        Year Ended September 30,
                                                                    1995           1996           1997
Pro Forma Results of
Operations Data (Unaudited):

Net sales....................................................   $193,738       $202,888        $203,157
Income (loss) before extraordinary item......................      6,390          2,795          (4,400)
Net income (loss)............................................      5,945          1,314          (2,709)


                               THOMPSON PBE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


4.       Intangible Assets

    Intangible assets consist of the following (in thousands):

                                                             September 30,
                                                         1996             1997

Covenants not to compete........................          $ 201         $   201
Goodwill........................................         61,176          66,526
Debt issuance costs and other...................          1,160           1,519
                                                        -------         -------
Total   ........................................         62,537          68,246
Less accumulated amortization...................          5,134           7,928
                                                        -------         -------
Intangible assets - net.........................        $57,403         $60,318
                                                        =======         =======

Intangible assets and the related accumulated amortization are removed from the accounts when fully amortized.


5.        Property and Equipment

    Property and equipment consist of the following (in thousands):

                                                              September 30,
                                                         1996            1997

Vehicles............................................... $3,667         $ 4,001
Furniture, fixtures and equipment......................  3,216           3,450
Leasehold improvements.................................  2,044           2,158
Computer equipment.....................................  4,952           6,802
                                                        ------          ------
Total   ............................................... 13,879          16,411
Less accumulated depreciation and amortization.........  6,449           8,344
                                                        ------         -------
Property and equipment - net........................... $7,430          $8,067
                                                        ======          ======


6.        Accrued Expenses and Other Current Liabilities

     Accrued expenses and other current liabilities consist of the following (in thousands):

                                                            September 30,
                                                        1996            1997
                                                        ----            ----

Salaries and wages.....................................$1,984          $2,354
Other   ............................................... 6,562           3,508
                                                       ------          ------
Total   ...............................................$8,546          $5,862
                                                       ======          ======

                               THOMPSON PBE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


7.       Long-Term Obligations

    Long-term obligations consist of the following (in thousands):

                                                                                    September 30,
                                                                                  1996            1997

1995 Credit Agreement with Heller Financial, Inc. as
  agent and lender, bearing interest at an effective annual rate of 7.08% and 8.18% at September 30, 1996 and
  1997, respectively.........................................                   $36,855         $32,506
Obligations under various covenant not to compete
  agreements, payable through 1999, net of
  unamortized discounts based on imputed interest rates
  ranging from 8.5% to 12%...................................                       340             194
Notes payable to sellers and capital lease obligations, bearing
  interest ranging from 5% to 12%, payable through 2005......                    14,125          10,422
                                                                                -------         -------
Total   .....................................................                    51,320          43,122
Less current portion of long-term obligations................                     7,013           8,385
                                                                                -------         -------
Total long-term obligations, less current portion............                   $44,307         $34,737
                                                                                =======         =======


    On January 6, 1995, the Company entered into a new credit agreement with Heller Financial, Inc. as agent and lender (the "1995 Credit Agreement"), which expires January 2002. The 1995 Credit Agreement, as amended, provides for borrowings in an aggregate amount not to exceed $75 million, consisting of (i) a revolving credit facility of $18.0 million, limited to a borrowing base, (ii) a term loan of $30.0 million, and (iii) an acquisition loan facility of $27.0 million. Advances under the 1995 Credit Agreement bear interest based upon either a "base rate" or LIBOR at the election of the Company, plus a spread which is determined based on the Company's ratio of senior debt to operating cash flow for the prior twelve months.

    As of September 30, 1997, borrowings under the 1995 Credit Agreement bore interest at an effective interest rate of 8.18% per annum. Borrowings under the 1995 Credit Agreement are secured by substantially all of the Company's assets, and such agreement contains significant restrictive covenants which, among other things, require the Company to maintain certain financial ratios and which limit capital expenditures, the incurrence of indebtedness and the payment of cash dividends. Certain of the financial covenant ratios and certain other provisions of the 1995 Credit Agreement were amended effective September 30, 1996 (the "Third Amendment"). Effective January 1, 1997, the Company and the banks participating in the 1995 Credit Agreement entered into a Waiver and Fourth Amendment to Credit Agreement (the "Fourth Amendment") which, among other things, waived compliance with certain provisions of the 1995 Credit Agreement and further amended certain of the financial covenants contained therein. At June 28, 1997, the Company was not in compliance with certain financial covenants contained within the 1995 Credit Agreement, as amended. The Company and the banks participating in the 1995 Credit Agreement entered into an agreement dated as of August 11, 1997 (the "Waiver and Fifth Amendment to Credit Agreement") which waived compliance with certain financial covenants through and including September 27, 1997.

    As described in Note 1 regarding the acquisition by FinishMaster, all amounts oustanding under the 1995 Credit Agreement as of November 21, 1997 were paid at that time, and the Agreement was terminated. At September 30, 1997, the Company had approximately $1,092,000 in deferred fees and other origination costs, net of related accumulated amortization, related to the 1995 Credit Agreement. The unamortized fees and costs were charged to expense in the period in which the merger occurred.

                               THOMPSON PBE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


7.      Long-Term Obligations (Continued)

    After giving effect to the above repayment of all amounts outstanding under the 1995 Credit Agreement in November 1997, scheduled payments of other long-term obligations at September 30, 1997 are as follows (in thousands):

        1998...................................................    $ 5,216
        1999...................................................      3,326
        2000...................................................      1,226
        2001...................................................        579
        2002...................................................         91
        Thereafter.............................................        178
                                                                   -------
         Total.................................................    $10,616
                                                                   =======


8.       Income Taxes

    The components of the Company's provision (benefit) for income taxes consist of the following (in thousands):

                                                                                Year ended September 30,
                                                                          1995            1996           1997
Current:
  Federal......................................................          $1,901         $  914       $    (967)
  State........................................................             533            252             103
                                                                         ------         ------         -------
     Total current.............................................           2,434          1,166            (864)
Deferred.................................................                   835            144            (754)
Change in valuation allowance..................................          (2,464)            -               -
                                                                         ------         ------         -------
     Total.....................................................          $  805         $1,310         $(1,618)
                                                                         ======         ======         =======


    The Company's effective income tax rate differs from the federal statutory income tax rate applied to income before provision for income taxes due to the following:


                                                                                 Year ended September 30,
                                                                           1995            1996           1997

Federal statutory income tax rate..............................              35.0%          35.0%        (35.0)%
Increases (reductions) in taxes resulting from:
   State taxes, net of federal benefit.........................               6.0            7.2          (2.9)
   Amortization of non-deductible intangible assets............               2.7           11.7           9.5
   Changes in valuation allowance..............................             (39.2)
   Other.......................................................               8.3            1.1          (6.7)
                                                                           ------        -------        ------
Effective tax rate.............................................              12.8%          55.0%        (35.1)%
                                                                           ======        =======        ======

                               THOMPSON PBE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


8.       Income Taxes (Continued)

     The tax effects of temporary differences giving rise to deferred tax assets are as follows (in thousands):

                                              September 30,
                                           1996           1997
                                         -------        -------
Deferred tax assets:
  Accounts receivable ............       $   902        $   977
  Intangible assets ..............            87           (245)
  Accrued expenses ...............           190            501
  Inventory ......................           349          1,044
  Other ..........................           (43)           (38)
                                         -------        -------
Net deferred tax assets...........       $ 1,485        $ 2,239
                                         =======        =======

    In the year ended September 30, 1995 the Company reduced the valuation allowance to the extent that deferred tax assets were anticipated to be realizable.

    Tax benefits arising from the exercise of stock options provide the Company a tax deduction equal to the difference between the exercise price and the fair market value of the stock on the date of exercise. The tax effect of the deduction is excluded from the provision (benefit) for income taxes and credited directly to additional paid in capital. For the year ended September 30, 1996 and 1997, tax benefits credited directly to stockholders' equity totaled $49,000 and $8,000, respectively.

9.  Commitments and Contingencies

    The Company leases substantially all of its operating and office facilities under various operating and capital leases expiring through 2002. Most of these leases provide for increases in rents based on the Consumer Price Index and include renewal options ranging from two to ten years. Future minimum lease payments under such leases as of September 30, 1997 are as follows (in thousands):
                                                  Capital           Operating
                                                  Leases            Leases

1998..........................................      $  503          $4,321
1999..........................................         291           3,557
2000..........................................          21           2,238
2001..........................................           -             611
2002..........................................           -              62
                                                 ---------       ---------

     Total....................................         815         $10,789
                                                                   =======

Less amount representing interest.............          35
                                                    ------

Present value of minimum lease payments.......         780
Less current portion of obligations under
  capital lease obligations...................         480
                                                     -----

Long-term portion.............................       $ 300
                                                     =====

    Total rental expense included in the accompanying statements of operations was $2,544,000, $4,026,000 and $4,472,000 for the years ended September 30,
1995, 1996 and 1997, respectively.

                               THOMPSON PBE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


9.       Commitments and Contingencies (Continued)

    In the ordinary course of business, the Company is subject to examination of its sales tax returns. At September 30, 1996 a liability to the Florida
Department of Revenue for sales and use taxes was recorded to reflect the results of an audit of the sales and operations of a predecessor company for the period September 1989 through August 1994. The Florida Department of Revenue is currently claiming amounts due of approximately $1.0 million. The Company is contesting the audit methodology and the alleged deficiency calculated and assessed. The Company recorded a charge to earnings during the year ended September 30, 1996 to establish a reserve sufficient for the assessed amount, although the ultimate amount to be paid can not yet be predicted pending the outcome of the Company's efforts to appeal this matter. Management presently believes that all other existing claims will ultimately be resolved without a material effect on the Company's financial position.

    The Company is dependent on four main suppliers for the purchases of the paint and related supplies that it distributes. A loss of one of the suppliers or a disruption in the supply of the products provided could have a material adverse impact on the Company's operating results. The suppliers also provide purchase discounts, extended payment terms and other incentive programs. To the extent these programs are changed or terminated, there could be a material adverse impact to the Company.

    The Company has three agreements with warehouse suppliers for the purchase of certain of its paint and non-paint supplies in specified geographic locations. The agreements provide for aggregate specified minimum purchases of $8,100,000 in fiscal year 1998, $7,800,000 in each of the fiscal years 1999 and 2000, and $2,800,000 in each of the fiscal years 2001 through 2003. The agreements expire in 1999, 2000 and 2003.

    In the ordinary course of business, the Company is subject to claims and lawsuits which are incidental to its business. In the opinion of management, the resolution of these matters will not have a material effect on the Company's consolidated financial statements.

10.       Stock Option Plans

    The Company had two stock option plans in effect at September 30, 1997: the 1994 Stock Option Plan, as amended (the "1994 Plan"), and the Outside Director Stock Option Plan (the "1995 Director Plan"). As described in Note 1, Acquisition by FinishMaster, vesting of all oustanding stock options was accelerated in accordance with the terms of the Merger. Immediately prior to the effective time, each holder of a then-outstanding stock option issued pursuant to the Company's Stock Option Plans, which had a exercise price of less than $8.00 per share, received a cash payment equal to the difference between the exercise price per share and the tender offer amount of $8.00 per share. At the effective time of the Merger, all other options issued under the Company's stock option plans were cancelled, and ceased to exist.


 1994 Plan

    The Company has reserved 965,000 shares of Common Stock for issuance under the 1994 Plan. Options may be granted under the 1994 Plan at an exercise price not less than the fair market value of the shares on the date of grant. Options granted under the 1994 Plan generally have terms of five to ten years, and become exercisable in three equal annual installments from the date of grant.

                               THOMPSON PBE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


    The  following  summarizes  activity in the 1994 plan through  September 30,
1997:
                               Aggregate
                               Number of          Range of          Exercise
                                Options         Option Price          Price
                                 (in thousands)
Outstanding,
September 30, 1994........       300,300       $ 5.91  - $ 6.50        $1,829
  Granted.................       419,966       $11.00  - $17.25         5,772
  Exercised...............       (35,964)       $5.91                    (213)
  Canceled................        (5,301)       $5.91  - $11.00           (47)
                               ---------                              -------
Outstanding,
  September 30, 1995......       679,001       $ 5.91  - $17.25        $7,341
  Granted.................        94,000        $9.50  - $14.00         1,193
  Exercised...............       (29,017)       $5.91  - $11.00          (200)
  Canceled................       (78,868)       $5.91  - $16.75          (948)
                               ---------                              -------
Outstanding,
  September 30, 1996......       665,116       $ 5.91  - $17.25        $7,386
  Granted.................       172,000        $5.25  - $ 7.00         1,183
  Exercised...............       (16,346)       $5.91                     (97)
  Canceled................      (168,427)       $5.91  - $17.00        (2,097)
                                --------                              -------
Outstanding,
  September 30, 1997......       652,343       $ 5.91  - $17.00        $6,375
                                ========                               ======

         At September 30, 1997, options to purchase 319,938 shares, respectively, were exercisable under the 1994 Plan. In connection with the Acquisition by FinishMaster, as described above, cash payments, totaling $520,474, equal to the difference between the exercise price and the amount of $8.00 per share on 338,577 options, with an aggregate exercise price of $2,188,000, were distributed on November 21, 1997. At the effective date of the Merger, options to purchase 313,766 shares, with exercise prices greater than $8.00 per share, were cancelled.

Outside Director Stock Option Plan

         In August 1995, the Board of Directors authorized the establishment of a stock option plan for outside directors (the "1995 Director Plan") pursuant to which options to acquire up to 100,000 shares may be granted, which plan was approved by stockholders in February 1996. The 1995 Director Plan provides for specified grants of stock options to outside directors upon their initial election to the board of Directors, and provides for annual grants on a formula basis upon their reelection. The exercise price of all such options will be the last reported sales price of the Common Stock on the Nasdaq Stock Market on the date immediately prior to the date of grant. Options granted under the 1995 Director Plan will be for terms of ten years, and will vest one third at the end of the first, second and third anniversaries of the date of grant. As of September 30, 1997, the Company had granted options to acquire 55,000 shares of Common Stock under the 1995 Directors Plan at exercise prices ranging from $5.25 to $17.00.

         In connection with the acceleration and cancellation of options in connection with the acquisition of the Company by FinishMaster, as described above, cash payments totaling $37,500, equal to the difference between the exercise price and the amount of $8.00 per share on 15,000 options, were distributed on November 21, 1997. At the effective date of the Merger, options to purchase 40,000 shares, with exercise prices greater than $8.00 per share, were cancelled.

                               THOMPSON PBE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


10.       Stock Option Plans  (Continued)

 Other Stock Options

    In June 1994, certain institutional shareholders granted to the Company's officer/shareholders options to purchase a total of 96,280 shares of common stock owned by the institutional shareholders at $0.91 per share, subject to antidilution provisions. The options were exercised in connection with the acquisition by FinishMaster in November 1997.


11.      Stockholder Rights Plan

 On May 6, 1997 the Board of Directors declared a dividend distribution of one Preferred Share Purchase Right (the "Rights") on each outstanding share of common stock of the Company. If and when the Rights become exercisable, each Right will entitle stockholders to buy one one-hundredth of a share of newly created Series A Junior Participating Preferred Stock of the Company at an initial exercise price of $25.00 per Right. The Rights will, subject to certain exceptions, be exercisable if a person or group acquires 20% or more of the Company's common stock or announces a tender offer for 20% or more of the common stock. The Company's Board of Directors will be entitled to redeem the Rights at $.01 per Right, payable in cash or stock.

 If a person acquires 20% or more of the outstanding common stock of the Company (other than certain exempt persons), each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of shares of Company common stock having a market value at that time of twice the Right's exercise price. Rights held by the 20% holder will become void and will not be exercisable to purchase shares at the bargain purchase price. If the Company is acquired in a merger or other business combination transaction which has not been approved by the Board of Directors, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price. The exercisability of the Rights will not be triggered by any person who beneficially owned more than 20% of the Company's common stock at the close of business on May 6, 1997, provided such exempt person acquires no more than an additional 0.25% of the outstanding common stock (presently, slightly more than 21,000 shares) after such date.

 The dividend distribution was paid to stockholders of record on May 29, 1997. The declaration of the Rights dividend did not result in any charge to the Company's results of operations. In connection with the Acquisition by FinishMaster, the Rights ceased to exist at the effective date of the merger of November 21, 1997.

                               THOMPSON PBE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


12.        Statement of Cash Flows

 Increases (decreases) in operating cash flows arising from changes in operating assets and liabilities, net of the effects of business acquisitions, consist of the following (in thousands):

                                                                  September 30,
                                                      ---------------------------------------
                                                        1995           1996            1997
                                                      -------         -------         -------
Accounts receivable.............................      $(1,561)        $(2,126)         $1,240
Inventory.......................................         (219)         (4,551)          4,978
Prepaid expenses and other current assets.......       (2,663)           (925)            944
Accounts payable................................       (1,071)          1,812          12,568
Income taxes receivable.........................                       (2,063)            148
Accrued expenses and other current liabilities..        1,320           1,104          (5,068)
                                                      -------         -------         -------

                                                      $(4,194)        $(6,749)        $14,810
                                                      =======         =======         =======



    Cash paid (refunded) for interest and income taxes is as follows (in thousands):
                                Fiscal year ended September  30,
                              1995           1996            1997

Interest..............       $2,851          $2,465          $4,276
Income taxes..........       $1,782          $2,591           $(668)

    Financing and investing activities of the Company in the fiscal year ended September 30, 1995 and 1996 which affect recognized assets or liabilities but that do not result in cash receipts or cash payments are as follows (in thousands):

Capital leases acquired in connection with the
  acquisition of certain businesses and property... $710       $1,230        -

    Non-cash financing and investing activities during the fiscal year ended September 30, 1997 were not significant.


13. Subsequent Event

    As described in Note 1, Acquisition by FinishMaster, on October 14, 1997, Thompson entered into an Agreement and Plan of Merger (the "Merger") with Finishmaster, an Indiana corporation (FinishMaster) and FMST Acquisition Corporation, a Delaware corporation, a wholly-owned subsidiary of FinishMaster.

                               THOMPSON PBE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


14. Results of Operations - Quarterly Financial Information (Unaudited)

    The following table sets forth unaudited consolidated statement of operations data for each of the eight quarters ended September 30, 1997. The unaudited quarterly information has been prepared on the same basis as the annual financial information and, in management's opinion, includes all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the information for the quarters presented. The operating results for any quarter are not necessarily indicative of results for any future period. (Amounts in thousands, except per share data.)

                                                                           1996 Quarters Ended
                                                             Dec. 31       March 31        June 30        Sept. 30
                                                             -------       --------        -------        --------

Net sales................................................    $37,145        $41,981         $48,958        $50,055
Cost of sales............................................     23,199         26,479          30,627         32,905
                                                             -------        -------         -------        -------
Gross profit.............................................     13,946         15,502          18,331         17,150
Selling, general and administrative expenses.............     11,218         12,231          13,684         18,698
Depreciation expense.....................................        419            436             490            503
Amortization of goodwill and other intangible assets.....        483            525             590            669
Interest expense, net....................................        344            542             756            958
                                                            --------       --------        --------       --------
Income (loss) before provision for income taxes..........      1,482          1,768           2,811         (3,678)
Provision (benefit) for income taxes.....................        615            734           1,166         (1,205)
                                                             -------      ---------        --------      ----------
Net income (loss)........................................      $ 867        $ 1,034         $ 1,645       $( 2,473)
                                                               =====        =======         =======       =========


                                                                             1997 Quarters Ended
                                                             Dec. 31       March 31        June 30        Sept. 30
                                                             -------       --------        -------        --------

Net sales................................................    $47,768        $51,441         $52,296        $49,654
Cost of sales............................................     30,573         33,727          33,659         34,140
                                                             -------        -------         -------        -------
Gross profit.............................................     17,195         17,714          18,637         15,514
Selling, general and administrative expenses.............     14,568         14,806          14,693         16,667
Charge in connection with sale, consolidation or closure
   of certain sites......................................                                     3,616
Depreciation expense.....................................        487            545             614            637
Amortization of goodwill and other intangible assets.....        707            735             764            697
Interest expense, net....................................      1,047          1,055           1,044            985
                                                           ---------       --------       ---------        -------
Income (loss) before provision for income taxes..........        386            573          (2,094)        (3,472)
Provision (benefit) for income taxes.....................        164            252             190         (2,224)
                                                             -------       --------        --------      ----------
Net income (loss)........................................      $ 222          $ 321        $ (2,284)      $ (1,248)
                                                               =====          =====        ========       =========


     During the fourth quarter of fiscal year 1996, the Company recorded charges to its statement of operations totaling approximately $3.5 million relating to reserves for a sales and use tax audit of a certain predecessor company, disputed reimbursements from vendors and writedowns of inventory carrying value.

     During the three months ended June 30, 1997, the Company recorded an aggregate charge of $3,616,000 related to the sale or closure of four sites in Alabama and one site in Colorado, as well as the consolidation of five sites into other existing sites. These sales and closures reflected the Company's decision to exit certain markets that were not contributing to the Company's results of operations and its continuing efforts to increase the average revenues per site. The charge consists primarily of unamortized goodwill related to the Alabama and Colorado stores and future lease costs associated with the closed sites.

     During the fourth quarter of fiscal year 1997, the Company recorded charges to its statement of operations totaling approximately $3.2 million relating to additional reserves for receivables, inventory and for amounts due from vendors in connection with support the Company has provided for certain customers to assume additional product lines.

                          INDEPENDENT AUDITORS' REPORT



Board of Directors and Stockholders
Thompson PBE, Inc.:


We have audited the accompanying consolidated balance sheets of Thompson PBE, Inc. and its subsidiaries (the "Company") as of September 30, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1997, in conformity with generally accepted accounting principles.





DELOITTE & TOUCHE LLP
Los Angeles, California
January 10, 1998